[Adopted in Release No. IC-17085 ( 84,434), effective September 25, 1989,
                                  54 F.R.32048]
                     U.S. Securities and Exchange Commission
                               Washington DC 20549

                                  FORM N-17F-2


          Form N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody
                 of Management Investment Companies

                    Pursuant to Rule 17f-2 [17CFR 270.17f-2]


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1.   Investment Company Act File Number: 811-07687    Date Examination Complete:
          First American Strategy Funds, Inc.
          (See attached Exhibit A - State Registration
             Report for a list of portfolios and classes)      9/30/97

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2.   State Identification Number

          See attached Exhibit B for list of states where fund is authorized to sell and the associated permit number

















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3.   Exact number of investment company as specified in registration statement:
          333-07463

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4.   Address of principal executive office: (number, street, city, state, zip code)
          1 Freedom Valley Road, Oaks, PA 19456

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INSTRUCTIONS
This form must be completed by the investment companies that have custody of securities or similar investments.
Investment Company

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors of
    First American Strategy Funds Inc.:

We have examined management's assertion, included in its representation letter, that Income Fund, Growth and Income Fund, Growth Fund, and Aggressive Growth Fund of First American Strategy Funds, Inc. (the Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of September 30, 1997. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of September 30, 1997, and with respect to agreement of security purchases and sales, for the period from February 28, 1997 (the date of our last examination) through September 30, 1997:

     * Confirmation of all securities held directly with the transfer agent (DST Systems, Inc.);

     * Confirmation or examination of underlying documentation of all securities purchased but not received, hypothecated, pledged, placed in escrow, or out for transfer with broker-dealers and/or transfer agents;

     * Reconciliation of all such securities to the books and records of the Funds and the Custodian; and

     *    Test of security transactions since our last report.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with the specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 30, 1997 with respect to securities reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of First American Strategy Funds, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.



                                      KPMG Peat Marwick LLP


Minneapolis, Minnesota
November 7, 1997

EXHBIT A
                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 12/17/97 @ 16:00:07


GROUP: FAS
FUND NAMES                        FUND CODE  AK  AL  AR  AZ  CA  CO  CT  DC  DE  FL  GA  HI  IA  ID  IL  IN  KS  KY  LA  MA  MD
FAS - Income Fund                 |FAS01    | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAS - Growth and Income Fund      |FAS02    | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAS - Growth Fund                 |FAS03    | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAS - Aggressive Growth Fund      |FAS04    | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

                       [WIDE TABLE CONTINUED FROM ABOVE]


ME  MI  MN  MO  MS

 X | X | X | X | X |
   |   |   |   |   |

 X | X | X | X | X |
   |   |   |   |   |

 X | X | X | X | X |
   |   |   |   |   |

 X | X | X | X | X |
   |   |   |   |   |


GROUP:FAS
FUND NAMES                        FUND CODE  MT  NC  ND  NE  NH  NJ  NM  NV  NY  OH  OK  OR  PA  PR  RI  SC  SD  TN  TX  UT  VA
FAS - Income Fund                 |FAS01    | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAS - Growth and Income Fund      |FAS02    | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAS - Growth Fund                 |FAS03    | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAS - Aggressive Growth Fund      |FAS04    | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

                       [WIDE TABLE CONTINUED FROM ABOVE]


VT  WA  WI  WV  WY
 X | X | X | X | X |
   |   |   |   |   |

 X | X | X | X | X |
   |   |   |   |   |

 X | X | X | X | X |
   |   |   |   |   |

 X | X | X | X | X |
   |   |   |   |   |

                         EXHIBIT B - STATE PERMIT REPORT


FUND NAME                                     STATE                   FILING TYPE           FILE NUMBER
First American Strategy Funds, Inc.
                                              CALIFORNIA              A = Annual
                                              COLORADO                A = Annual            IC 97-11-444
                                              GEORGIA                 O = Other             56-001597
                                              ILLINOIS                A = Annual            9736987
                                              INDIANA                 A = Annual            96-0417 IC
                                              KENTUCKY                A = Annual            M32934
                                              LOUISIANA               A = Annual            51308
                                              MINNESOTA               G = Good Until S      R-39117.1
                                              NORTH CAROLINA          A = Annual            4657
                                              OHIO                    O = Other             96126
                                              OKLAHOMA                A = Annual            I-324896
                                              OREGON                  A = Annual            96-0718
                                              PENNSYLVANIA            A = Annual            96-07-040MF
                                              UTAH                    A = Annual            5-5885-43
                                              VIRGINIA                A = Annual            2411
                                              WYOMING                 O = Other             20186

FAS - Income Fund
                                              ALASKA                  O = Other             97-00240
                                              ALABAMA                 A = Annual
                                              ARKANSAS                A = Annual            96-M0692-03
                                              ARIZONA                 A = Annual            S-0051259-QUAL
                                              CONNECTICUT             A = Annual            SI40323
                                              DELAWARE                A = Annual
                                              HAWAII                  A = Annual
                                              IOWA                    A = Annual            I-36761
                                              IDAHO                   A = Annual            47139
                                              KANSAS                  A = Annual            98S0000243
                                              MASSACHUSETTS           A = Annual            96-6041-M
                                              MARYLAND                A = Annual            SM961261
                                              MAINE                   A = Annual            MFR-98-1770
                                              MICHIGAN                A = Annual            225976
                                              MISSOURI                A = Annual            1996-00692
                                              MISSISSIPPI             A = Annual            MF-96-07-238
                                              MONTANA                 A = Annual            35458
                                              NORTH DAKOTA            A = Annual            R362
                                              NEBRASKA                A = Annual            016427
                                              NEW HAMPSHIRE           A = Annual
                                              NEW MEXICO              A = Annual            975875
                                              NEVADA                  A = Annual
                                              NEW YORK                O = Other             S 27 57 86
                                              PUERTO RICO             A = Annual            S-17263
                                              RHODE ISLAND            A = Annual
                                              SOUTH CAROLINA          A = Annual            MF10124
                                              SOUTH DAKOTA            A = Annual            8245
                                              TENNESSEE               A = Annual            M97-0193
                                              TEXAS                   G = Good Until S      C-50947
                                              VERMONT                 A = Annual            7/25/96-03
                                              WASHINGTON              G = Good Until S      C-54080
                                              WISCONSIN               A = Annual            318920-03
                                              WEST VIRGINIA           G = Good Until S      BC-2613

FAS - Growth and Income Fund
                                              ALASKA                  O = Other             97-00239
                                              ALABAMA                 A = Annual
                                              ARKANSAS                A = Annual            96-M0692-04
                                              ARIZONA                 A = Annual            S-0051257-QUAL
                                              CONNECTICUT             A = Annual            SI40320
                                              DELAWARE                A = Annual
                                              HAWAII                  A = Annual
                                              IOWA                    A = Annual            I-36762
                                              IDAHO                   A = Annual            47137
                                              KANSAS                  A = Annual            98S0000242
                                              MASSACHUSETTS           A = Annual            96-6039-M



                         EXHIBIT B - STATE PERMIT REPORT

FUND NAME                                     STATE                   FILING TYPE           FILE NUMBER

                                              MARYLAND                A = Annual            SM961262
                                              MAINE                   A = Annual            MFS-98-1773
                                              MICHIGAN                A = Annual            274462
                                              MISSOURI                A = Annual            1996-00692
                                              MISSISSIPPI             A = Annual            MF-96-07-237
                                              MONTANA                 A = Annual            35456
                                              NORTH DAKOTA            A = Annual            R360
                                              NEBRASKA                A = Annual            ------
                                              NEW HAMPSHIRE           A = Annual
                                              NEW MEXICO              A = Annual            975882
                                              NEVADA                  A = Annual
                                              NEW YORK                O = Other             S 27 58 30
                                              PUERTO RICO             A = Annual            S-17261
                                              RHODE ISLAND            A = Annual
                                              SOUTH CAROLINA          A = Annual            MF10125
                                              SOUTH DAKOTA            A = Annual            8246
                                              TENNESSEE               A = Annual            M97-0193
                                              TEXAS                   G = Good Until S      C-50946
                                              VERMONT                 A = Annual            7/25/96-4
                                              WASHINGTON              G = Good Until S      C-54079
                                              WISCONSIN               A = Annual            318918-03
                                              WEST VIRGINIA           G = Good Until S      BC-2614

FAS - Growth Fund
                                              ALASKA                  O = Other             97-00242
                                              ALABAMA                 A = Annual
                                              ARKANSAS                A = Annual            96-M0692-01
                                              ARIZONA                 A = Annual            S-0051258-QUAL
                                              CONNECTICUT             A = Annual            SI40321
                                              DELAWARE                A = Annual
                                              HAWAII                  A = Annual
                                              IOWA                    A = Annual            I-36764
                                              IDAHO                   A = Annual            47138
                                              KANSAS                  A = Annual            98S0000244
                                              MASSACHUSETTS           A = Annual            96-6042-M
                                              MARYLAND                A = Annual            SM961265
                                              MAINE                   A = Annual            MFR-98-1772
                                              MICHIGAN                A = Annual            274461
                                              MISSOURI                A = Annual            1996-00692
                                              MISSISSIPPI             A = Annual            MF-96-07-235
                                              MONTANA                 A = Annual            35457
                                              NORTH DAKOTA            A = Annual            R361
                                              NEBRASKA                A = Annual            ------
                                              NEW HAMPSHIRE           A = Annual
                                              NEW MEXICO              A = Annual            975866
                                              NEVADA                  A = Annual
                                              NEW YORK                O = Other             S 27 57 87
                                              PUERTO RICO             A = Annual            S-17266
                                              RHODE ISLAND            A = Annual
                                              SOUTH CAROLINA          A = Annual            MF10127
                                              SOUTH DAKOTA            A = Annual            8248
                                              TENNESSEE               A = Annual            M97-0193
                                              TEXAS                   G = Good Until S      C-50945
                                              VERMONT                 A = Annual            7/25/96-06
                                              WASHINGTON              G = Good Until S      C-54077
                                              WISCONSIN               A = Annual            318919-03
                                              WEST VIRGINIA           G = Good Until S      BC-2616

FAS - Aggressive Growth Fund
                                              ALASKA                  O = Other             97-00241
                                              ALABAMA                 A = Annual
                                              ARKANSAS                A = Annual            96-M0692-02
                                              ARIZONA                 A = Annual            S-0051256-QUAL
                                              CONNECTICUT             A = Annual            SI40322
                                              DELAWARE                A = Annual
                                              HAWAII                  A = Annual
                                              IOWA                    A = Annual            I-36763



                         EXHIBIT B - STATE PERMIT REPORT

FUND NAME                                     STATE                   FILING TYPE           FILE NUMBER

                                              IDAHO                   A = Annual            47136
                                              KANSAS                  A = Annual            98S0000241
                                              MASSACHUSETTS           A = Annual            96-6040-M
                                              MARYLAND                A = Annual            SM961263
                                              MAINE                   A = Annual            MFR-98-1771
                                              MICHIGAN                A = Annual            274460
                                              MISSOURI                A = Annual            1996-00692
                                              MISSISSIPPI             A = Annual            MF-96-07-236
                                              MONTANA                 A = Annual            35455
                                              NORTH DAKOTA            A = Annual            R359
                                              NEBRASKA                A = Annual            -----
                                              NEW HAMPSHIRE           A = Annual
                                              NEW MEXICO              A = Annual            975867
                                              NEVADA                  A = Annual
                                              NEW YORK                O = Other             S 27 57 85
                                              PUERTO RICO             A = Annual            S-17265
                                              RHODE ISLAND            A = Annual
                                              SOUTH CAROLINA          A = Annual            MF10126
                                              SOUTH DAKOTA            A = Annual            8247
                                              TENNESSEE               A = Annual            M97-0193
                                              TEXAS                   G = Good Until S      C-50944
                                              VERMONT                 A = Annual            7/25/96-05
                                              WASHINGTON              G = Good Until S      C-54078
                                              WISCONSIN               A = Annual            318917-03
                                              WEST VIRGINIA           G = Good Until S      BC-2615